For Release:	NEWS	Contact:
Immediate		D. Jeffry Benoliel Vice President – Global Metalworking and Fluid Power and Corporate Secretary 610-832-7850

QUAKER CHEMICAL CORPORATION ANNOUNCES

RESIGNATION OF CFO AND APPOINTMENT OF NEW CFO

June 27, 2012

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) announced that Mark A. Featherstone resigned from his position as Vice President, Chief Financial Officer and Treasurer of Quaker, effective June 27, 2012, in order to pursue other career opportunities. Mr. Featherstone’s departure does not result from any disagreement with Quaker on any matter relating to Quaker’s operations, policies or practices.

Commenting on Mr. Featherstone’s resignation, Michael F. Barry, Quaker’s Chairman, Chief Executive Officer and President stated, “On behalf of everyone at Quaker, I thank Mark for his contributions during his tenure as CFO during which Quaker has grown to an almost $700 million global company. We wish Mark well in all of his future endeavors.”

In addition, the Company announced that Ms. Margaret M. (Margo) Loebl was elected by the Board of Directors as Quaker’s Vice President, Chief Financial Officer and Treasurer, effective June 29, 2012. Ms. Loebl is a seasoned global financial executive with over 25 years of experience and a proven record of success. In 2011, Ms. Loebl consulted in Paris for Constellium, a leader in the manufacturing of high-quality aluminum products and solutions, where she provided senior executive-level financial consulting services. From 2008 through 2010, Ms. Loebl was the Corporate Vice President, Chief Financial Officer and Treasurer of TechTeam Global, a publicly held provider of information technology outsourcing and business process outsourcing services. From 2002 through 2007, Ms. Loebl was the Group Vice President, Finance at Archer Daniels Midland Company, one of the world’s leading agricultural processors. Prior to that, Ms. Loebl held various senior financial executive positions within Nike and General Motors. Ms. Loebl has direct experience in all relevant financial disciplines, including international corporate finance, treasury, accounting and control, business planning and analysis, tax, risk management, corporate development/M&A, and investor relations.

Mr. Barry stated, “I am pleased to welcome Margo to Quaker. She brings outstanding qualifications and experience in all aspects of finance to the Company. I am confident she will be a tremendous asset and strategic partner to our businesses and our leadership team as we continue to grow our global company both organically and through acquisitions.”

Ms. Loebl earned a Bachelor of Arts from Wellesley College and a Masters of Business Administration from the University of Chicago Booth School of Business. She has transacted significant business with numerous counterparties in all regions of the world. Ms. Loebl has also

Quaker Chemical Corporation

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lived, either studying in college or working, for a total of approximately 10 years outside the U.S. in Germany, Mexico, Canada, Brazil and France, learning the German, Spanish and Portuguese languages.

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.